Exhibit 10.32

Loan Agreement between Changzhou City Wujin Best Electronic Cables Co., Ltd., and Pudong Development Bank Changzhou Branch, pursuant to which Pudong Development Bank Changzhou Branch provided a loan with a total amount of RMB10,000,000. The loan term is from September 20, 2011 to March 19, 2012. The annual interest rate is 7.93%, which is 130% of the benchmark interest rate published by the People's Bank of China.